SCHEDULE 14A (Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Rule 14a-12
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

COMMONWEALTH TELEPHONE ENTERPRISES, INC. (Name of Registrant as Specified in Its Charter) (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☒	No fee required.
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          On August 5, 2003, Commonwealth Telephone Enterprises, Inc. issued the following press release:

CTE Investor Relations
100 CTE Drive
Dallas, PA 18612-9774

INVESTOR NEWS

Contact:	David G. Weselcouch Senior Vice President – Investor Relations and Corporate Communications (570) 631-2807

CTE Reports 2003 Second Quarter Results

CTE Reports Net Income of $15.2 million, Versus $14.1 million in the 2002 Second Quarter

CTE Reports Fully Diluted Earnings Per Share of $0.64,
Versus $0.60 in the 2002 Second Quarter

CTE Reports Consolidated Switched Access Line Growth of 4%,
and Consolidated Revenue Growth of 6%

Michael J. Mahoney, CTE president and CEO, will host a conference call and simultaneous webcast at 9:00 a.m. (EDT) this morning. Mr. Mahoney will review CTE’s 2003 second quarter results, and 2003 guidance. The call is expected to last approximately 30 minutes. To access today’s conference call, please call 1-800-482-5519. The conference call passcode is 198004. The simultaneous webcast can be accessed via the Internet at www.ct-enterprises.com. The conference call will be archived and available for replay for 48 hours following the call. To access the replay, please call 1-800-615-3210, passcode 198004. The webcast will also be available for replay for 48 hours at www.ct-enterprises.com.

Dallas, PA – August 5, 2003 -- Commonwealth Telephone Enterprises, Inc. (“CTE”) [NASDAQ: CTCO, CTCOB] today announced financial results for the 2003 second quarter.

CTE Consolidated Results
For the 2003 second quarter, CTE reported diluted earnings per share (“EPS”) of $0.64, versus reported diluted EPS of $0.60 in the 2002 second quarter. Included in CTE’s 2003 second quarter reported diluted EPS is a $1.5 million (pre-tax), or $0.04 per share (after-tax), charge reflecting legal and financial advisory expenses in connection with CTE’s proposed recapitalization, which was announced on April 25, 2003. CTE’s 2002 second quarter reported diluted EPS included the effect of a $2.0 million (pre-tax) charge, or $0.05 per share (after-tax), related to the impairment of WorldCom receivables, and a $2.1 million (pre-tax), or $0.05 per

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share (after-tax), positive settlement in connection with CTE’s 2000 restructuring charge.

CTE ended the 2003 second quarter with a total of 473,375 switched access lines installed, reflecting an increase of 18,437 switched access lines installed in the past 12 months, or a growth rate of 4%.

CTE’s consolidated revenues in the 2003 second quarter were $83.0 million, a growth rate of 6% versus the 2002 second quarter. The 2002 second quarter consolidated revenues of $78.3 million included a $2.0 million charge in connection with WorldCom receivables.

CTE’s consolidated operating income in the 2003 second quarter was $25.2 million, which reflected a 4% growth rate versus last year’s second quarter. CTE’s 2002 second quarter operating income of $24.1 million reflected both the aforementioned $2.0 million pre-tax WorldCom charge against revenues, as well as the aforementioned $2.1 million pre-tax positive settlement related to CTE’s 2000 restructuring charge.

For the 2003 second quarter, CTE reported net income of $15.2 million, versus reported net income of $14.1 million in the 2002 second quarter.

Consolidated capital expenditures (“CAPEX”) were $12.1 million in the 2003 second quarter, versus CAPEX of $14.0 million in the year ago quarter.

The table below sets forth highlights of CTE’s 2003 second quarter consolidated results, versus the 2002 second quarter:

	2003	2002	% Change
	Second Quarter	Second Quarter	Inc./(Dec.)

Total Access Lines	473,375	454,938	4%
Revenues	$83.0M	$78.3M	6%
Operating Income	$25.2M	$24.1M	4%
Depreciation and Amortization	$17.5M	$16.5M	6%
CAPEX	$12.1M	$14.0M	(14%)
Gross Debt	$121.8M	$190.8M	(36%)
Reported EPS	$0.64	$0.60	7%

“We have completed a solid second quarter,” said Michael J. Mahoney, CTE’s president and chief executive officer. “The fundamental operating and financial performance of CTE is on track as we head into the second half of 2003. We again achieved 4% consolidated switched access line growth by adding over 18,400 lines to our base of lines over the past 12 months – including 4,790 in the second quarter. Commonwealth Telephone Company’s revenue growth and operating income margin performance were solid, while CTSI grew its base of lines impressively in the quarter.”

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Vote for Proposed Recapitalization Set for September 3, 2003
As previously announced, on April 25, 2003, CTE, Level 3 Communications, Inc. (“Level 3 Communications”), and Eldorado Equity Holdings, Inc., an indirect wholly-owned subsidiary of Level 3 Communications, entered into a recapitalization agreement that provides for the reclassification and conversion of each outstanding share of CTE Class B Common Stock into 1.09 shares of CTE Common Stock. An independent Special Committee of the CTE Board of Directors approved the recapitalization agreement and the reclassification, and concluded that the transaction is fair to the holders of CTE Common Stock and fair to the holders of CTE Class B Common Stock, other than Level 3 Communications, as to which no determination of fairness was made. At the conclusion of the reclassification, CTE would have only one class of common stock, with each share having one vote in corporate governance matters. As a result of the recapitalization, Level 3 Communications’ CTE voting power would be reduced from approximately 29% to approximately 5%. Pursuant to the terms of the recapitalization agreement, Level 3 Communications has agreed to vote in favor of the recapitalization. The transaction is subject to customary conditions, including shareholder approval.

CTE’s Definitive Proxy Statement was filed with the Securities and Exchange Commission on July 16, 2003, and CTE’s Annual Meeting of Shareholders has been scheduled for September 3, 2003. Shareholders will vote on the recapitalization at the Annual Meeting.

“Management believes this is a good transaction for CTE and its shareholders,” said Mahoney. “The transaction eliminates our common stock dual class structure, and puts all of our shareholders on equal footing, with voting power commensurate with each respective shareholder’s economic ownership of CTE. Further, the dilution to existing holders of CTE Common Stock is minimal – less than 1% – while the collective voting power of existing holders of CTE Common Stock will increase from approximately 42% to 91%. The transaction also eliminates the possibility that another investor could acquire a large voting position in CTE by purchasing the CTE Class B Common Stock held by Level 3 Communications – which presently represents approximately 4% of the economic ownership of CTE, but roughly 29% of the voting power. I look forward to the support of all of our shareholders as we work to improve the ownership structure of CTE going forward.”

CTE Closes on $300 Million of Convertible Notes Due 2023
On July 18, 2003, CTE closed the sale of $300 million of 3.25% convertible notes due 2023. CTE intends to use the net proceeds from this offering for working capital, capital expenditures and other general corporate purposes, including potential acquisitions, debt retirement and potential common stock repurchases. The notes are convertible under certain circumstances into shares of CTE’s common stock at an initial conversion rate of 17.5439 shares per $1,000 principal amount of notes. This represents a conversion price of $57 per common share. We also terminated our revolving credit facility, with aggregate commitments of $240 million, on July 17, 2003.

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“Our recent successful financing is an important step in positioning CTE for the future,” said Mahoney. “We were able to raise $300 million in the capital markets in a transaction that generated significant demand, and was accomplished at a very attractive 3.25% interest rate. We undertook this financing to take advantage of the historic low interest rates, and to increase our financial flexibility as we pursue our objectives to grow CTE and enhance the wealth of our shareholders over the long term.”

Commonwealth Telephone Company (“CT”) Results
CT had a total of 338,340 switched access lines installed at the end of the 2003 second quarter – a growth rate of 1% versus last year. CT’s residential additional line penetration was 40% at the end of the quarter. CT’s business line growth in the 2003 second quarter was 3% versus the 2002 second quarter.

CT’s 2003 second quarter revenues grew 8% to $51.2 million, versus revenues of $47.5 million in the 2002 second quarter. The 2002 second quarter revenue figure reflects a $2.0 million charge in connection with WorldCom receivables. CT’s second quarter revenue growth was primarily driven by increased access minutes of use, rate changes in the NECA (National Exchange Carrier Association) average schedule settlement formula that took effect in July 2002, and 6% growth in enhanced services.

CT’s 2003 second quarter operating income was $23.1 million, a 22% increase over last year. This solid growth in operating income was primarily driven by growth in high-margin access revenues, continued focus on cost control and the impact of the $2.0 million WorldCom receivables charge, which is included in CT’s 2002 second quarter results.

CT’s 2003 second quarter CAPEX were $5.9 million versus $8.0 million in the 2002 second quarter. The change in CAPEX is substantially due to timing.

CTSI, LLC (“CTSI”)
During the 2003 second quarter, CTSI installed 4,453 net access lines, ending the quarter with 135,035 net access lines installed – a growth rate of 13% versus the 2002 second quarter. At the end of the 2003 second quarter, 98% of CTSI’s access lines were “on-switch,” and 52% were “on-net” (defined as 100% on CTSI’s owned network). CTSI’s business/residential line split at the end of the 2003 second quarter was 90%/10%.

CTSI’s 2003 second quarter revenues were $21.5 million, a growth rate of 1% versus revenues of $21.3 million in the 2002 second quarter. This relatively flat growth rate was expected due to several factors that affected the quarter-over-prior-year-same-quarter access revenue comparison at CTSI, including a modification to transport billings related to access trunking in last year’s third quarter, the continued implementation of the Federal Communications Commission’s (“FCC”) mandated interstate access rate reduction and further implementation of the FCC Order related to local reciprocal compensation.

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CTSI’s operating income in the 2003 second quarter was $2.5 million, versus operating income of $5.3 million in the 2002 second quarter. CTSI’s 2002 second quarter operating income included a $2.1 million positive settlement in connection with CTE’s 2000 restructuring charge.

CTSI’s 2003 second quarter capital expenditures were $5.6 million, versus $5.4 million in the year ago quarter.

Jack Flash® DSL
In the 2003 second quarter, CTE’s DSL (digital subscriber line) product, Jack Flash®, installed 831 net new DSL subscribers. Jack Flash® had 11,369 installed DSL subscribers at the end of the 2003 second quarter. Jack Flash® is marketed in CTE’s CT and CTSI geographies. Jack Flash® utilizes DSL technology to provide broadband connectivity over standard telephone lines at speeds over 50 times faster than today’s traditional dial-up modems.

2003 Guidance Outlined

The table below sets forth CTE’s consolidated 2003 full year guidance, including the effect of CTE’s recent debt financing, which Mr. Mahoney will discuss on this morning’s conference call and webcast (share amounts in EPS guidance are not adjusted for the proposed recapitalization):

	Item	Previously Communicated 2003 Full Year Guidance	Updated 2003 Full Year Guidance

Consolidated CTE	Access Line Growth	3% - 4%	Unchanged
	Revenue Growth	5% - 6%	Unchanged
	Operating Income	$$98M - $100M	$100M - $102M
	Depreciation and Amortization	Approx.$70M	Unchanged
	Effective Tax Rate	Approx. 40%	38% -39%
	Diluted EPS – 3Q03	n/a	$0.58 - $0.60
	Diluted EPS – FY03	$2.45 -$2.47*	$2.42 - $2.45*
	CAPEX	$50M -$55M	Unchanged

*	Excludes an after-tax gain of $13.2 million, or $0.56 per diluted share, which was recorded in the 2003 first quarter in connection with the previously announced adoption of new accounting rules on asset retirement obligations under SFAS 143 (Statement of Financial Accounting Standards No. 143), effective January 1, 2003. Including this gain, the previously communicated 2003 full year guidance for diluted EPS would have been $3.01 - $3.03, and the updated 2003 full year diluted EPS guidance would be $2.98 - $3.01.

About CTE
Headquartered in Dallas, PA, Commonwealth Telephone Enterprises, Inc., serves a growing base of business and residential customers with the full array of technologically advanced data and voice telecommunications products and services, including broadband data services and high-speed Internet access, delivered over its 100% digitally switched, fiber-rich network.

CTE’s primary operating segments are: Commonwealth Telephone Company (“CT”), the

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nation’s 7th largest publicly held independent local exchange carrier, which has been operating in various rural Pennsylvania markets since 1897; and, CTSI, LLC (“CTSI”), a local exchange carrier operating in competitive markets outside CT’s territory, that formally commenced operations in 1997. CTE’s support businesses include epix® Internet Services (www.epix.net), one of the Northeast’s largest rural Internet Service Providers (“ISPs”); and, Jack Flash®, a broadband data service that uses DSL technology to offer high-speed Internet access and digital connectivity solutions. Additionally, CTE operates two other support businesses that provide products, services and expertise to its CT and CTSI operations. These businesses are Commonwealth Communications, a provider of telecommunications equipment and facilities management services; and, CLD, a long-distance reseller.

A web site featuring current information regarding Commonwealth Telephone Enterprises, Inc., can be found on the Internet at www.ct-enterprises.com.

Additional Information and Where to Find It
In connection with the annual shareholders’ meeting, a proxy statement was mailed to security holders of CTE, and CTE filed a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT, BECAUSE IT CONTAINS IMPORTANT INFORMATION. The proxy statement and other relevant materials, and any other documents filed by CTE with the Commission, may be obtained free of charge at the Commission’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the proxy statement and the other documents filed by CTE with the Commission by writing to us at: Investor Relations Department, Commonwealth Telephone Enterprises, Inc., 100 CTE Drive, Dallas, Pennsylvania 18612-9774, Attn: David G. Weselcouch, e-mail: dwes@epix.net; (570) 631-2700. Investors and security holders are urged to read the proxy statement and other relevant materials before making any voting decision with respect to the annual meeting.

CTE and its directors, executive officers and other members of its management and employees may be soliciting proxies from shareholders in connection with the annual meeting under the rules of the Commission. Information about persons who may be considered participants in the solicitation of proxies, including their ownership of CTE, is set forth in CTE's public filing on Schedule 14A with the Commission on April 25, 2003, as amended on May 1, 2003. This document is available for free at the Commission’s web site at www.sec.gov. Information about the directors and executive officers of CTE and a description of their interests is set forth in the proxy statement for the annual shareholders’ meeting.

Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release is forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future and cause them to be different from those expressed in any

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forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties related to the Company’s ability to further penetrate its markets and the related costs of that effort, economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials and inventories, technological developments and changes in the competitive environment in which the Company operates and receipt of necessary approvals.

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8TH ADD/COMMONWEALTH TELEPHONE ENTERPRISES, INC./AUGUST 5, 2003

COMMONWEALTH TELEPHONE ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Dollars in Thousands)
(GAAP)

	THREE MONTHS ENDED JUNE 30, 2003				THREE MONTHS ENDED JUNE 30, 2002
	CT	CTSI	OTHER	TOTAL	CT	CTSI	OTHER	TOTAL

Sales	$51,180	$21,474	$10,347	$83,001	$47,543	$21,324	$9,433	$78,300
Costs & Expenses (excluding other operating
expenses itemized below)	16,743	13,827	9,755	40,325	17,063	13,347	9,029	39,439

Management Fees	-	-	-	-	300	99	(99)	300

Depreciation & Amortization	11,334	5,109	1,066	17,509	11,262	4,630	613	16,505

Restructuring Charges (Reversals)	-	-	-	-	-	(2,057)	-	(2,057)

Operating Income (Loss)	23,103	2,538	(474)	25,167	18,918	5,305	(110)	24,113

Interest and Dividend Income	440	-	34	474	423	-	68	491
Interest Expense	(1,005)	-	(1,203)	(2,208)	(1,355)	-	(1,893)	(3,248)
Other Income (Expense), net	(54)	6	(1,145)	(1,193)	(100)	501	(22)	379
Equity in Unconsolidated Entities	-	-	1,423	1,423	-	1,345	-	1,345

Income (Loss) before Income Taxes and
Cumulative Effect of Accounting Change	22,484	2,544	(1,365)	23,663	17,886	7,151	(1,957)	23,080

Provision (Benefit) for Income Taxes	8,243	769	(563)	8,449	7,004	2,726	(748)	8,982

Income (Loss) before Cumulative
Effect of Accounting Change	14,241	1,775	(802)	15,214	10,882	4,425	(1,209)	14,098

Cumulative Effect of Accounting Change,
Net of Tax	-	-	-	-	-	-	-	-

Net Income (Loss)	$14,241	$1,775	$(802)	$15,214	$10,882	$4,425	$(1,209)	$14,098

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9TH ADD/COMMONWEALTH TELEPHONE ENTERPRISES, INC./AUGUST 5, 2003

	COMMONWEALTH TELEPHONE ENTERPRISES, INC.
	CONSOLIDATED STATEMENTS OF OPERATIONS
			(UNAUDITED)
		(Dollars in Thousands)
			(GAAP)

	SIX MONTHS ENDED JUNE 30, 2003				SIX MONTHS ENDED JUNE 30, 2002
	CT	CTSI	OTHER	TOTAL	CT	CTSI	OTHER	TOTAL

Sales	$103,277	$42,969	$19,913	$166,159	$96,159	$42,205	$18,332	$156,696
Costs & Expenses (excluding other operating
expenses itemized below)	33,850	27,111	19,191	80,152	34,176	26,480	17,547	78,203

Management Fees	-	-	-	-	600	198	(198)	600

Depreciation & Amortization	22,833	10,169	2,134	35,136	22,284	9,125	2,069	33,478

Restructuring Charges (Reversals)	-	-	-	-	-	(2,057)	-	(2,057)
Voluntary Retirement Program	-	-	-	-	-	-	2,333	2,333

Operating Income (Loss)	46,594	5,689	(1,412)	50,871	39,099	8,459	(3,419)	44,139

Interest and Dividend Income	1,109	-	71	1,180	1,230	-	142	1,372
Interest Expense	(2,042)	-	(2,554)	(4,596)	(2,652)	-	(3,945)	(6,597)
Other Income (Expense), net	(83)	18	(1,093)	(1,158)	(95)	491	(26)	370
Equity in Unconsolidated Entities	-	-	1,654	1,654	-	1,573	-	1,573

Income (Loss) before Income Taxes and
Cumulative Effect of Accounting Change	45,578	5,707	(3,334)	47,951	37,582	10,523	(7,248)	40,857

Provision (Benefit) for Income Taxes	16,923	1,934	(1,074)	17,783	14,570	3,965	(2,525)	16,010

Income (Loss) before Cumulative
Effect of Accounting Change	28,655	3,773	(2,260)	30,168	23,012	6,558	(4,723)	24,847

Cumulative Effect of Accounting Change,
Net of Tax	13,230	-	-	13,230	-	-	-	-

Net Income (Loss)	$41,885	$3,773	$(2,260)	$43,398	$23,012	$6,558	$(4,723)	$24,847

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10TH ADD/COMMONWEALTH TELEPHONE ENTERPRISES, INC./AUGUST 5, 2003

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2003	2002	2003	2002

Basic Earnings per
Average Common Share:

Income before Cumulative Effect of Accounting Change	$0.65	$0.60	$1.29	$1.06
Cumulative Effect of Accounting Change, Net of Tax	$0.00	$0.00	$0.56	$0.00

Net Income (Loss)	$0.65	$0.60	$1.85	$1.06

Weighted Average Common Shares Outstanding	23,515,230	23,374,395	23,476,185	23,363,307

Diluted Earnings per
Average Common Share:

Income before Cumulative Effect of Accounting Change	$0.64	$0.60	$1.27	$1.05
Cumulative Effect of Accounting Change, Net of Tax	$0.00	$0.00	$0.56	$0.00

Net Income (Loss)	$0.64	$0.60	$1.83	$1.05

Weighted Average Common Shares
Common Stock Equivalents Outstanding	23,937,200	23,690,464	23,819,639	23,683,912

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11TH ADD/COMMONWEALTH TELEPHONE ENTERPRISES, INC./AUGUST 5, 2003

	June 30,	December 31,
	2003	2002

ASSETS

CURRENT ASSETS:

Cash and Temporary Cash Investments	$46,686	$34,935

Accounts Receivable and Unbilled Revenues, net of Allowance
for Doubtful Accounts of $5,749 in 2003 and $5,520 in 2002	59,830	52,866

Other Current Assets	12,243	10,138

Deferred Income Taxes	20,731	23,669

Total Current Assets	139,490	121,608

PROPERTY PLANT AND EQUIPMENT (NET OF ACCUMULATED
DEPRECIATION OF $431,017 IN 2003 AND $432,435 IN 2002)	416,861	411,370
INVESTMENTS	9,076	9,718

DEFERRED CHARGES AND OTHER ASSETS	11,243	11,343

TOTAL ASSETS	$576,670	$554,039

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12TH ADD/COMMONWEALTH TELEPHONE ENTERPRISES, INC./AUGUST 5, 2003

COMMONWEALTH TELEPHONE ENTERPRISES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Dollars in Thousands)
(GAAP)

	June 30,	December 31,
	2003	2002
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

Notes Payable	$65,000	$65,000

Current Maturities of Long Term Debt	9,010	9,010

Accounts Payable	32,653	30,503

Advance Billings and Customer Deposits	4,881	5,870

Accrued Expenses	44,930	49,955

Accrued Restructuring Expenses	1,875	2,029

Total Current Liabilities	158,349	162,367

LONG TERM DEBT	47,795	77,299

DEFERRED INCOME TAXES	69,360	61,083

OTHER DEFERRED CREDITS	31,533	32,300

COMMON SHAREHOLDERS' EQUITY:

Common Stock	27,584	27,307

Additional Paid-in Capital	266,140	256,594

Deferred Compensation	(7,838)	(2,676)

Other Comprehensive Loss	(6,512)	(6,961)

Retained Earnings	121,367	77,969

Treasury Stock at Cost, 3,825,181 shares at June 30, 2003
and 3,829,133 at December 31, 2002	(131,108)	(131,243)

Total Common Shareholders' Equity	269,633	220,990

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$576,670	$554,039

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